Exhibit 4.1

CAPITAL PLAN
for the
Federal Home Loan Bank of Dallas

This capital plan is neither an offer to sell or exchange nor a solicitation of an offer to purchase or exchange any capital stock of the Federal Home Loan Bank of Dallas.
Amended and Revised
December 3, 2014
(Approved as Amended by Federal Housing Finance Agency on June 1, 2015)

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

Table of Contents

Section		Page

Definition of Terms		4

Section 1:	Overview	5

1.1	General
1.2	Legal Authorities
1.3	Amendments to the Capital Plan
1.4	Sub-class Amendment Implementation Date

Section 2:	Capital Structure	5

2.1	Authorized Class of Capital Stock
2.2	Par Value of Capital Stock
2.3	Ownership of Retained Earnings
2.4	Preference in Liquidation, Consolidation or Merger
2.5	Finance Agency Authority

Section 3:	Capital Stock	6

3.1	Purchase of Capital Stock
3.2	Transfers of Capital Stock
3.3	Exchange of Class B Stock for Class B-1 Stock and Class B-2 Stock
3.4	Conversions of Class B-1 Stock and Class B-2 Stock
3.5	Redemption of Capital Stock
3.6	Repurchase of Capital Stock
3.7	Limitations on Redemption or Repurchase of Capital Stock
3.8	Retirement of Capital Stock
3.9	Dividends on Capital Stock
3.10	Voting Rights

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

Section 4:	Minimum Investment Requirements	11

4.1	Membership Investment Requirement
4.2	Activity-Based Investment Requirement
4.3	Periodic Review of Minimum Investment Requirements
4.4	Member Compliance

Section 5:	Termination of Membership	14

5.1	Voluntary Withdrawal
5.2	Involuntary Termination of Membership
5.3	Termination by Charter Dissolution
5.4	General Membership Termination Provisions

Section 6:	Retained Earnings Capital Plan Amendment	17

6.1	Retained Earnings Enhancement Implementation and Definitions
6.2	Establishment of Restricted Retained Earnings
6.3	Limitations on Dividends, Stock Purchase and Stock Redemption
6.4	Termination of Retained Earnings Capital Plan Amendment Obligations

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

Definition of Terms

1.	Acquired Member Assets ("AMA") means assets that may be acquired by the Bank through its members in accordance with the Regulations.

2.	Capital Plan means this capital structure plan as required by Section 6(b) of the Bank Act, 12 U.S.C. §1426(b) and as amended and revised from time to time.

3.
Class B Stock means capital stock issued by the Bank pursuant to this Capital Plan, which will be redeemable by the Bank for cash at Par Value with five years prior written notice provided by a member to the Bank.

4.
Class B-1 Stock means the sub-class of Class B Stock eligible to meet the membership investment requirement and having such other features assigned to it in Sections 3.4, 3.6 and 3.9 of this Capital Plan.

5.
Class B-2 Stock means the sub-class of Class B Stock eligible to meet the activity-based investment requirement and having such other features assigned to it in Sections 3.4, 3.6 and 3.9 of this Capital Plan.

6.	Excess Stock means that amount of Class B Stock held by a member in excess of the member's minimum investment requirement as defined in this Capital Plan.

7.
Minimum Capital Requirement(s) means the amount of capital the Bank is required to hold in order to comply with all statutory and regulatory capital requirements, or any other capital requirement that may be imposed on the Bank by the Finance Agency.

8.	Par Value means the par value specified in Section 2.2 of this Capital Plan for shares of Class B Stock issued in accordance with this Capital Plan.

9.
Stock Redemption means redemption of Class B Stock by the Bank pursuant to a stock redemption notice in accordance with Section 3.5 of the Capital Plan or pursuant to a withdrawal notice in accordance with Section 5.1 of the Capital Plan.

10.
Stock Repurchase means repurchase of Class B Stock by the Bank at its discretion in accordance with the Regulations and Section 3.6 of the Capital Plan. The decision to repurchase Class B Stock rests with the Bank and cannot be compelled by a member.

11.
Sub-class Amendment Implementation Date means the date, as specified in Section 1.4, that the Bank implements the amendments and revisions to the Capital Plan approved by the Board of Directors on December 3, 2014 that among other things created two sub-classes of Class B Stock.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

1.	Overview

1.1	General
Pursuant to the Federal Home Loan Bank Act, as amended (12 U.S.C. §1421, et seq.) (the “Bank Act”) and the governing Regulations (“Regulations”) of the Federal Housing Finance Board (“Finance Board”) and / or the Federal Housing Finance Agency or any successor (“Finance Agency”), the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) hereby establishes this Capital Plan to provide a capital structure for the Bank, and ensure that the Bank is able to comply with its Minimum Capital Requirements at all times. This Capital Plan is designed to facilitate the continuation of the Bank’s cooperative business model.

1.2	Legal Authorities
This document is governed by the Bank Act and the Regulations. Any action designated by this Capital Plan as being subject to the "discretion" or "sole discretion" of the Bank or the Board of Directors shall nevertheless be subject to the regulatory oversight of the Finance Agency.

1.3	Amendments to the Capital Plan
In accordance with the Regulations, any amendments to this Capital Plan must be submitted by the Bank's Board of Directors to the Finance Agency for approval prior to implementation.

1.4	Sub-class Amendment Implementation Date
The amended and revised Capital Plan approved by the Board of Directors on December 3, 2014 and subsequently approved by the Finance Agency will be implemented on the first day of the calendar quarter designated by the Bank that begins at least 30 days following the Bank’s notification of the amended and revised Capital Plan to its members, such date being the Sub-class Amendment Implementation Date.

2.	Capital Structure

2.1	Authorized Class of Capital Stock
The Board of Directors of the Bank hereby authorizes the issuance of one class of stock to be designated as Class B stock, divided into two sub-classes of capital stock to be designated as Class B-1 Stock and Class B-2 Stock, each of which will have a five year redemption notice period.

2.2	Par Value of Capital Stock
All Class B Stock will have a Par Value of $100 per share. All Class B Stock will be issued, redeemed, repurchased and transferred only at Par Value.

2.3	Ownership of Retained Earnings
In accordance with the Bank Act (12 U.S.C. §1426(h)(1)), the retained earnings, surplus, undivided profits and equity reserves, if any, of the Bank are owned by the holders of Class B Stock in proportion to each holder’s share of the total outstanding shares of Class B Stock. Holders of Class B Stock have no right to receive any portion of the retained earnings, surplus, undivided profits and equity reserves, if any, of the Bank except through the declaration of a dividend or capital distribution approved by the Board of Directors, or upon liquidation of the Bank.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

2.4	Preference in Liquidation, Consolidation or Merger
In the event of liquidation of the Bank, the Board of Directors may authorize the pro rata distribution of any retained earnings, surplus, undivided profits, and equity reserves of the Bank, to holders of Class B Stock in proportion to each holder's share of the total shares of outstanding Class B Stock, provided that all payment obligations to the Bank’s existing creditors have been fully satisfied, and all Class B Stock has been redeemed at Par Value.
In the event the Bank is merged or consolidated into another Federal Home Loan Bank, the holders of the outstanding Class B Stock of the Bank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Agency. In the event another Federal Home Loan Bank is merged or consolidated into the Bank, the holders of the outstanding capital stock of the other Federal Home Loan Bank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Agency.

2.5	Finance Agency Authority
No part of Section 2.4 of this Capital Plan will be construed to limit the authority granted to the Finance Agency under 12 U.S.C. §1446 to prescribe rules, regulations or orders governing the liquidation, reorganization or merger of a Federal Home Loan Bank.

3.	Capital Stock
All members are required to purchase and redeem capital stock in accordance with the requirements of the Bank Act, the Regulations and this Capital Plan, and the Bank will not issue capital stock other than in accordance with the Regulations.

3.1	Purchase of Capital Stock
All members are required to purchase Class B Stock as a condition of membership in accordance with the requirements of Section 4 of this Capital Plan. The Class B Stock of the Bank may be issued only to members of the Bank and institutions that have been approved by the Bank to be members, and may be held only by members of the Bank, non-member institutions that acquire Class B Stock by virtue of acquiring member institutions, or by former members that retain Class B Stock in accordance with this Capital Plan following termination of membership. The Class B Stock of the Bank may be traded only between the Bank and its members. All Class B Stock will be issued in book entry form, and the Bank will act as its own transfer agent.

3.2	Transfers of Capital Stock
In accordance with the Regulations, and only with the prior approval of the Bank as it deems appropriate, a member may transfer, at Par Value, any Excess Stock to any other member or institution that has satisfied all conditions for becoming a member other than the purchase of the Class B Stock required to satisfy its minimum investment requirement. All transfers of Class B Stock will be effective upon being recorded on the appropriate books and records of the Bank. Approval for all transfers is subject to the requirement that, following the transfer, the transferring member would continue to hold sufficient stock to meet the member's minimum investment requirement. Except as provided in Section 5.3 of the Capital Plan, stock redemption notices will not transfer with Excess Stock that is transferred.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

3.3	Exchange of Class B Stock for Class B-1 and Class B-2 Stock
On the Sub-class Amendment Implementation Date, the Bank will exchange all shares of Class B Stock existing at the open of business on such date (the “Original Class B Stock”) for an equal number of shares of capital stock consisting of shares of Class B-1 and Class B-2 Stock allocated as described in this Section 3.3. For each member, (i) a number of shares of Original Class B Stock in an amount sufficient to meet such member’s activity-based stock requirement as described in Section 4.2 of this Capital Plan will be exchanged for an equal number of shares of Class B-2 Stock and (ii) all other existing shares of Original Class B Stock held by such member will be exchanged for an equal number of shares of Class B-1 Stock. Pursuant to Section 3.4 of this Capital Plan, the new shares of Class B-1 Stock will be applied toward such member’s membership investment requirement and any remaining shares in excess of the membership investment requirement will be Excess Stock. Immediately following the exchanges described in this Section 3.3, all shares of Original Class B Stock will be retired.

3.4	Conversions of Class B-1 Stock and Class B-2 Stock
Subject to the limitations in this Capital Plan, the Bank will convert shares of one sub-class of Class B Stock to the other subclass of Class B Stock under the following circumstances.
(1) Shares of Class B-2 Stock in excess of a member’s activity-based investment requirement will be converted into Class B-1 Stock and may be used to meet that member’s membership investment requirement, if necessary.
(2) Shares of Class B-1 Stock held by members in excess of the amount required to meet their membership investment requirements will be converted into Class B-2 Stock as needed in order to meet that member’s activity-based investment requirement.

3.5	Redemption of Capital Stock
Subject to the limitations in this Capital Plan, Class B Stock will be redeemable for cash at Par Value with five (5) years prior written notice provided by the member to the Bank. A member may request redemption of Class B Stock by providing a written stock redemption notice to the Bank in accordance with Section 3.5.1 of this Capital Plan indicating the number of shares of Class B Stock to be redeemed and the date(s) those shares were issued to the member, or by submitting a membership withdrawal notice in accordance with Section 5.1 of this Capital Plan. If the redemption notice fails to properly identify the particular shares to be redeemed, the member shall be deemed to have requested redemption of the most recently issued shares that are not already subject to a pending redemption request. The five-year stock redemption notice period will commence upon receipt by the Bank of the written stock redemption or withdrawal notice.
The Bank will not be obligated to redeem a member’s Class B Stock other than in accordance with this Capital Plan. Nothing in this section will preclude the Bank from repurchasing Excess Stock in accordance with Section 3.6 of this Capital Plan, including Class B Stock for which a stock redemption notice has been submitted.

3.5.1	Notice of Redemption
Subject to the limitations in this Capital Plan, a member may request redemption of Class B Stock by submitting five years written notice to the Bank. No member may have more than one stock redemption notice outstanding for the same share(s) of Class B Stock. To facilitate this limitation, no member may have one or more stock redemption notices in

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

effect at any one time that represent an aggregate amount of Class B Stock that is greater than the total amount of Class B Stock the member owns. If, subsequent to submitting a stock redemption notice, a member's holdings of Class B Stock fall below the amount of Class B Stock subject to outstanding stock redemption notices, the Bank will automatically reduce the number of shares of stock subject to stock redemption notices. If a member has more than one stock redemption notice outstanding, this reduction will be applied first to the most recently received stock redemption notice unless specified otherwise by the member in writing within 30 days of the reduction in Class B Stock.
At the expiration of the five year period following receipt by the Bank of the stock redemption notice, and subject to the limitations contained in Section 3.7 of this Capital Plan, the Bank will pay the stated Par Value of the Class B Stock covered by the stock redemption notice to the member in cash to the extent the Bank determines that the Class B Stock is Excess Stock, as determined in accordance with the minimum investment requirements in effect at the end of the redemption notice period.
Only Class B Stock that is Excess Stock at the expiration of the five year redemption notice period will be redeemed pursuant to a stock redemption notice. A stock redemption notice does not constitute a withdrawal notice as described in Section 5.1 of this Capital Plan. At the expiration of the redemption notice period, if the amount of Class B Stock subject to the stock redemption notice exceeds the amount of Excess Stock held by the member, the Bank will redeem Class B Stock equal to the amount of Excess Stock held by the member, and the stock redemption notice for the remaining shares of Class B Stock subject to that notice will be cancelled and a redemption cancellation fee will be assessed in accordance with Section 3.5.2 of this Capital Plan. Alternatively, within five business days of the expiration of the redemption notice period, the member may reduce its activity with the Bank (subject to any applicable prepayment fees) to reduce its minimum investment requirement and increase its holdings of Excess Stock which would then be eligible for redemption.

3.5.2	Redemption Cancellation Notice
A member that has previously notified the Bank in writing of its intent to redeem some or all of its Class B Stock may cancel the stock redemption notice for all or a portion of the shares of Class B Stock subject to the stock redemption notice prior to the expiration of the redemption notice period by providing a written redemption cancellation notice to the Bank. A member may rescind a redemption cancellation notice by providing written notice to the Bank within 30 days of the original redemption cancellation notice.
A member that cancels a stock redemption notice more than 30 days after it is received by the Bank and prior to its expiration will be subject to a redemption cancellation fee calculated as a percentage of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice.
When a member submits a redemption cancellation notice more than 30 days after the original redemption notice is received by the Bank but during the first year after the Bank receives the original stock redemption notice, the redemption cancellation fee will be 1.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; the fee during the second year will be 2.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; the fee during the third year will be 3.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; the fee during the fourth year will be 4.0 percent of

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

the Par Value of the shares of Class B Stock subject to the redemption cancellation notice; and the fee during the fifth year will be 5.0 percent of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice.
The Bank’s Board of Directors may from time to time modify the redemption cancellation fee to any percentage(s) of the Par Value of the shares of Class B Stock subject to the redemption cancellation notice that is not less than 0.0 percent and not more than the percentages specified in the preceding paragraph. In the event the Board of Directors reduces the redemption cancellation fee, the Board of Directors will also determine whether the reduced fee will apply to cancellation of previously submitted stock redemption notices as well as those submitted in the future. Otherwise, the fee in effect at the time the stock redemption notice was originally received by the Bank will apply to the cancellation of that notice. The Bank will notify members in writing at least 30 days in advance of any changes in the redemption cancellation fee. Any change in the redemption cancellation fee will be applied equally and without discrimination to all members.

3.6	Repurchase of Capital Stock
The Bank in its sole discretion may repurchase Excess Stock from time to time without regard to the five year redemption notice period. Excess Stock repurchases may be initiated by the Bank or requested by members, and will be subject to the limitations contained in Section 3.7 of this Capital Plan. The decision to repurchase Excess Stock will rest with the Bank and cannot be compelled by a member.
Upon 15 days written notice, the Bank may initiate the repurchase of any amount of members' Excess Stock. The Bank will determine the criteria for Excess Stock repurchases from time to time, and will apply the repurchase criteria equally and without discrimination to all members. If the Bank initiates the repurchase of an amount of all members’ Excess Stock, then for each member the Bank will repurchase shares of Class B-2 Stock that are Excess Stock first, after which, if necessary, it will repurchase shares of Class B-1 Stock that are Excess Stock until the designated total repurchase amount is repurchased. Pursuant to an application submitted by a member to the Bank in writing or in such other form as the Bank may designate from time to time, the Bank may repurchase Class B Stock that the Bank determines to be Excess Stock.
Unless the Bank is notified by a member otherwise in writing within 30 days of a Class B Stock repurchase transaction, repurchases of Excess Stock will automatically reduce the amount of Class B Stock subject to any outstanding stock redemption or withdrawal notices by the amount of Class B Stock repurchased. If a member has more than one stock redemption and / or withdrawal notice outstanding, this reduction will be applied first to the most recently received stock redemption or withdrawal notice.
A member's submission of a withdrawal notice in accordance with Section 5.1 of this Capital Plan, or its termination of membership in any other manner, will not, in and of itself, cause any Class B Stock to be deemed Excess Stock for purposes of this section.

3.7	Limitations on Redemption or Repurchase of Capital Stock
The Bank will not redeem or repurchase Class B Stock without the prior written approval of the Finance Agency if the Finance Agency or the Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in, or are likely to result in, charges against the capital of the Bank, as defined in the Regulations. This prohibition will apply even if a Bank is in

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

compliance with its Minimum Capital Requirements, and will remain in effect for however long the Bank continues to incur such charges or until the Finance Agency determines that such charges are not expected to continue.
The Bank will not redeem or repurchase Class B Stock if the redemption or repurchase would cause the Bank to be out of compliance with its Minimum Capital Requirements, or if the redemption or repurchase would cause the member to be out of compliance with its minimum investment requirement.
In accordance with the Regulations, the Bank's Board of Directors may suspend redemption of Class B Stock if the Bank reasonably believes that continued redemption of Class B Stock would cause the Bank to fail to meet its Minimum Capital Requirements in the future, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its Minimum Capital Requirements, or would otherwise prevent the Bank from operating in a safe and sound manner.
In accordance with the Regulations, the Bank will not repurchase any Class B Stock without the written consent of the Finance Agency during any period in which the Bank has suspended redemptions of Class B Stock in accordance with this section. As required by the Regulations, in the event the Bank suspends Class B Stock redemptions, the Bank will notify the Finance Agency in writing within two business days of the date of the decision to suspend redemptions, informing the Finance Agency of the reasons for the suspension and the Bank's strategies and time frames for addressing the conditions that led to the suspension. The Finance Agency may require the Bank to re-institute the redemption of Class B Stock.
If at any time the Bank determines that the total amount of Class B Stock subject to outstanding stock redemption or withdrawal notices with expiration dates within the following 12 months exceeds the amount of Class B Stock the Bank could redeem and still comply with its Minimum Capital Requirements, the Bank will determine whether to suspend redemption and repurchase activities altogether, to fulfill requests for redemption sequentially in the order in which they were received, to fulfill the requests on a pro rata basis, or to take other action deemed appropriate by the Bank.

3.8	Retirement of Capital Stock
All shares of Class B Stock that are acquired by the Bank pursuant to redemption or repurchase transactions will be retired.

3.9	Dividends on Capital Stock
The Board of Directors may declare dividends to be paid on Class B Stock on a quarterly basis or otherwise as it determines in its discretion. Each member will be entitled to receive dividends on all Class B Stock held during the applicable period for the period of time that the member owns the Class B Stock. Dividends are non-cumulative with respect to payment obligation. A member that has provided a withdrawal notice, or whose membership is otherwise terminated, will continue to receive dividends on its Class B Stock as long as the institution or its successor owns Class B Stock.
The Board of Directors may declare dividends at the same rate for all shares of Class B Stock, or at different rates for Class B-1 Stock and Class B-2 Stock; provided that, in no event will the dividend rate on Class B-2 Stock be lower than the dividend rate on Class B-1 Stock.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

In accordance with the Bank Act and the Regulations, dividends may only be paid from current earnings or previously retained earnings. In accordance with the Regulations, the Bank’s Board of Directors may not declare or pay a dividend if the Bank is not in compliance with its Minimum Capital Requirements or if the Bank would fall below its Minimum Capital Requirements as a result of the payment of the dividend. Dividend payments may be made in the form of cash, additional shares of either, or both, sub-classes of Class B Stock, or a combination thereof as determined by the Bank’s Board of Directors.
Except as otherwise provided herein or by regulation or statute, the Bank’s Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments.

3.10	Voting Rights
Members’ voting rights are exercised in connection with the election of directors, approval of a proposed merger with another Federal Home Loan Bank, and such other matters as are authorized or required by the Bank Act or the Regulations. For purposes of voting rights, all shares of Class B Stock regardless of sub-class will be treated the same. The voting rights of holders of the Bank’s Class B Stock related to the election of directors are as follows:

3.10.1	Allocation of Director Seats
In accordance with the Bank Act and the Regulations, the Finance Agency will annually designate member director seats by state and independent director seats for at-large election.

3.10.2.	Member Voting
Each member will be entitled to vote in the election of member directors representing the state in which the member is located, and in the election of all independent directors. In each such director election, each member will be entitled to cast one vote for each share of capital stock that the member was required to hold as of the immediately preceding December 31, except that no member may cast a number of votes greater than the average number of shares of capital stock required to be held by all members in its state as of the preceding December 31. Shares of capital stock held by members that were Excess Stock as of the preceding December 31 will not convey voting rights in the election of directors.
If any member's actual holdings of capital stock were less than the applicable minimum investment requirement on the preceding December 31, the number of shares eligible to be voted will be based on the number of shares of capital stock actually held by that member as of the preceding December 31.

4.	Minimum Investment Requirements
The Bank requires all members to purchase Class B Stock of the Bank and to maintain a minimum investment in Class B Stock equal to the sum of the membership investment requirement described in Section 4.1 plus the activity-based investment requirement described in Section 4.2. The membership investment requirement must be met with shares of Class B-1 Stock, and the activity-based investment requirement must be met with shares of Class B-2 Stock. The Bank’s Board of Directors will periodically review and may adjust these investment requirements as described in Section 4.3.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

4.1	Membership Investment Requirement
Each member must maintain at all times a membership investment requirement in Class B-1 Stock equal to the percentage specified from time to time by the Bank’s Board of Directors of the member’s total assets as of the most recent December 31, as reported on the member’s regulatory financial report for that date, or its audited financial statements for that date if the member does not file regulatory financial reports, subject to a minimum membership investment requirement of $1,000.
As described in Section 4.3, the Bank’s Board of Directors will from time to time specify the membership investment requirement as an amount not less than 0.02 percent of each member's total assets nor more than 0.15 percent of each member's total assets. The Bank's Board of Directors will also specify the maximum membership investment requirement as an amount not less than $5 million or more than $25 million.
The membership investment requirement will be calculated for all members at least annually during the first calendar quarter of the year, or as soon thereafter as members' applicable financial data becomes available. The annual recalculation of membership investment requirements will become effective on or within 30 days of April 1 of each year. For new members, the membership investment requirement will be calculated based on the new member's total assets as of the end of the most recent calendar quarter for which financial information is available. Members will be notified in writing of the amount of their membership investment requirements at least 10 days in advance of the effective date.
The Bank may recalculate all members' membership investment requirements more often than annually if it deems appropriate, and may recalculate individual members' membership investment requirements more often than annually at the member's request. In each of these cases, membership investment requirements will be recalculated based on members' total assets as of the end of the most recent calendar quarter for which financial data is available. In addition, after the end of each calendar quarter, at the time the quarterly financial data used to calculate members' membership investment requirements becomes available, the Bank will recalculate the membership investment requirements for institutions whose membership terminated during the quarter.
Notwithstanding any other provision of this Capital Plan, in the event that (a) a receiver or conservator has been appointed for the member, and (b) the Bank has terminated the member’s membership, then that member’s membership investment requirement shall be zero.

4.2	Activity-Based Investment Requirement
In addition to its membership investment requirement, each member must maintain an activity-based investment requirement in Class B-2 Stock equal to the sum of the advances investment requirement described in Section 4.2.1 and the AMA investment requirement described in Section     4.2.2. Each member, former member, or successor to a member with applicable activity outstanding must comply with the activity-based investment requirement for as long as the relevant activity remains outstanding, including periods beyond the termination of the member's membership in the Bank.
The activity-based investment requirement for each member, former member, or successor to a member will change whenever the institution's activity with the Bank changes. In addition, the Bank’s Board of Directors may periodically adjust the activity-based investment requirements in accordance with Section 4.3 of this Capital Plan.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

4.2.1	Advances Investment Requirement
Each member must maintain an activity-based investment in Class B-2 Stock in an amount equal to the percentage specified from time to time by the Bank’s Board of Directors of the outstanding principal balance of the member’s advances outstanding. The Bank’s Board of Directors will from time to time specify the advances-based investment requirement as an amount not less than 2.0 percent of members’ advances outstanding nor more than 5.0 percent of members’ advances outstanding.
The Bank’s Board of Directors may apply changes to the advances investment requirement only to new advances, or to existing and new advances. In addition, the Board of Directors may also establish one or more separate advances investment requirement percentages (each an “advance type specific percentage”) within the range described above to be applied to a specific category of advances in lieu of the generally applicable advances-related investment requirement percentage in effect at the time. Such category of advances may be defined as a particular advances product offering, advances with particular maturities or other features, advances that represent an increase in member borrowing, or such other criteria as the Board of Directors may determine. Any advance type specific percentage may be established for an indefinite period of time, or for a specific time period, at the discretion of the Bank’s Board of Directors.
The advances investment requirement will be calculated daily and each time a member enters into a new advances transaction. Complying with the advances investment requirement at the time a new advances transaction is funded will be a condition of funding the new transaction.

4.2.2	Acquired Member Asset (AMA) Investment Requirement
Each member must maintain an activity-based investment in Class B-2 Stock in an amount equal to the percentage specified from time to time by the Bank’s Board of Directors of the outstanding principal balance of all Acquired Member Assets (AMA) acquired by the Bank through the member and currently outstanding on the Bank’s balance sheet. However, this AMA investment requirement will apply only to AMA acquired pursuant to commitments executed after September 2, 2003.
The Bank’s Board of Directors will specify from time to time the AMA investment requirement as an amount not less than 0.0 percent of AMA outstanding on the Bank’s balance sheet nor more than 5.0 percent of AMA outstanding on the Bank’s balance sheet. At the discretion of the Board of Directors, any reduction in the AMA investment requirement percentage may be applied only to AMA acquired pursuant to commitments executed after the reduction becomes effective, or to previously acquired and new AMA. Any increase in the AMA investment requirement will apply only to AMA acquired pursuant to commitments executed after the effective date of the change, or to AMA acquired pursuant to commitments executed prior to the effective date of such change that explicitly stipulate that those AMA will be subject to future changes in AMA investment requirements.
The AMA investment requirement for outstanding AMA will be calculated at least monthly (and as often as daily at the Bank's discretion), and for new AMA each time new AMA are funded. Complying with the AMA investment requirement at the time applicable AMA transactions are funded will be a condition of funding the new transactions.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

4.3	Periodic Review of Minimum Investment Requirements
In accordance with the Bank Act and the Regulations, and to ensure ongoing compliance with the Bank’s Minimum Capital Requirements, the Bank’s Board of Directors will review the Bank’s Capital Plan at least annually, or more often as the Board of Directors deems necessary. As part of this review, the Board of Directors will determine whether changes in the minimum investment requirements are necessary to ensure that the Bank remains in compliance with its Minimum Capital Requirements, or are otherwise appropriate. Adjustments may be made to the specific percentages and the maximum amount for the membership investment requirement as specified in Section 4.1, and the specific percentages for the activity-based investment requirements as specified in Section 4.2. Any changes the Bank’s Board of Directors makes to the minimum investment requirements will be communicated by written notice (and otherwise as deemed appropriate by the Bank in its sole discretion) to be sent to Bank members at least 30 days in advance of their effective date.
Any changes to members' minimum investment requirement deemed appropriate by the Bank's Board of Directors but not authorized by this Capital Plan may be implemented only after the Finance Agency approves an amended Capital Plan reflecting such changes.

4.4	Member Compliance
The Bank will monitor the minimum investment requirement of each member on an ongoing basis to ensure that the member remains in compliance with the applicable requirement. Each member is required to comply promptly with any adjusted minimum investment requirements established by the Board of Directors. However, members will be allowed a reasonable time to comply, not to exceed 30 days from the effective date established by the Board of Directors for the change in minimum investment requirement. Members may reduce their outstanding activity with the Bank (subject to any prepayment fees applicable to the reduction in activity) as an alternative to purchasing additional Class B Stock.
To facilitate the sale of additional stock which members are required to purchase as a result of any changes in their minimum investment requirements, the Bank is authorized to issue stock in the name of a member and to debit the member’s demand deposit account at the Bank.

5.	Termination of Membership
Membership in the Bank may be terminated through voluntary withdrawal, through involuntary termination by action of the Bank's Board of Directors, through acquisition of a member by another member institution, through acquisition of a member by a non-member institution, or otherwise through dissolution of a member's charter.

5.1	Voluntary Withdrawal
A member may withdraw from membership in the Bank by providing five years prior written notice to the Bank. During the five year period following receipt by the Bank of the member's withdrawal notice, the member will be entitled to all the benefits and will incur all the obligations of membership, including the obligation to comply with all minimum investment requirements throughout the five year period. However, the Bank may limit any new advances or AMA to terms that would mature on or before the expiration of the withdrawal notice period. The membership of an institution that has submitted a withdrawal notice will terminate at the expiration of the five year period following receipt by the Bank of the withdrawal notice.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

A withdrawal notice will also constitute a stock redemption notice for the amount of Class B Stock held by the member at the time the Bank receives the withdrawal notice. At the expiration of the five year period following receipt by the Bank of the member's withdrawal notice, the member's membership in the Bank will terminate and, subject to the limitations contained in Section 3.7 of this Capital Plan, the Bank will pay the stated Par Value of the Class B Stock covered by the withdrawal notice to the member in cash in accordance with the following conditions.
If the withdrawing member has no outstanding advances or AMA that require maintenance of Class B-2 Stock in accordance with Section 4.2 of this Capital Plan, the Bank will redeem all of the outstanding Class B Stock subject to the withdrawal notice. If the withdrawing member has outstanding advances or AMA that require maintenance of Class B-2 Stock in accordance with Section 4.2 of this Capital Plan, the Bank will redeem all the shares of Class B Stock subject to the withdrawal notice, except those shares of Class B-2 Stock required to be held to comply with the activity-based investment requirement related to the remaining advances and AMA.
During the remaining term of advances or AMA outstanding after the termination of membership, the former member or its successor must continue to comply with any changes in the activity-based investment requirements related to the remaining advances or AMA. If the withdrawing member holds any Class B-2 Stock subject to a withdrawal notice that cannot be redeemed at the expiration of the withdrawal notice period because it is required to meet a continuing activity-based investment requirement, that stock will become redeemable when it is no longer needed to comply with an activity-based investment requirement.
Nothing in this section will preclude the Bank from repurchasing Excess Stock in accordance with Section 3.6 of this Capital Plan.

5.1.1	Automatic Stock Redemption Notice
If a member has filed a withdrawal notice, that notice will also automatically constitute a stock redemption notice for any shares of Class B Stock subsequently acquired, with such automatic redemption notice to be effective and the redemption notice period to begin on the date any additional Class B Stock is acquired. Such Class B Stock will be redeemable at the end of its respective redemption notice period in accordance with Section 3.5.1 or, if such Class B Stock is Class B-2 Stock required to comply with an ongoing activity-based investment requirement, that Class B-2 Stock will become redeemable when it is no longer needed to comply with an activity-based investment requirement.

5.1.2	Withdrawal Cancellation Notice
A member that has previously submitted a withdrawal notice to the Bank in writing in accordance with Section 5.1 of this Capital Plan may cancel its withdrawal notice prior to the expiration of the withdrawal notice period by providing written notice to the Bank. A member may also rescind a withdrawal cancellation notice by providing written notice to the Bank within 30 days of the original withdrawal cancellation notice and incur no redemption cancellation fee.
A withdrawal cancellation notice or withdrawal notice rescission will constitute a redemption cancellation notice for the amount of Class B Stock subject to redemption pursuant to the original withdrawal notice. The redemption cancellation fees and conditions contained in Section 3.5.2 of this Capital Plan will also apply to a withdrawal

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

cancellation notice. A withdrawal cancellation notice or withdrawal notice rescission will also cancel without fee any related automatic notices of redemption created by the original withdrawal notice pursuant to Section 5.1.1 of this Capital Plan, unless otherwise directed by the member.

5.2	Involuntary Termination of Membership
The Bank Act and the Regulations grant the Board of Directors the authority to terminate an institution's membership under certain specified conditions. In the event the Board of Directors terminates a member's membership, that membership will terminate on the date the Board of Directors acts to terminate the membership, and the five year stock redemption notice period will begin on the same date.

5.3	Termination by Charter Dissolution
If an institution's membership terminates by virtue of the dissolution of its charter either through acquisition by another institution or otherwise, the membership of the disappearing institution will terminate upon the cancellation of its charter. In the event of an acquisition of a member, the Class B Stock held by the member will be transferred automatically to the acquiring institution.
If the acquiring institution is a member of the Bank, the acquired Class B Stock may be applied to the acquiring member's minimum investment requirement, and any outstanding stock redemption notices will remain in effect, except that any stock redemption notices related to a withdrawal notice previously submitted by the acquired member may be cancelled without a redemption cancellation fee at the acquiring member’s request. If the acquiring institution is not a member of the Bank, and does not apply for membership as provided in the Regulations, the five year stock redemption notice period will begin on the date the institution's membership terminates, or earlier if the Bank has received a withdrawal notice from the disappearing member. For the avoidance of doubt, any Excess Stock may be repurchased by the Bank in its sole discretion during the five year stock redemption notice period.

5.4	General Membership Termination Provisions
Upon the termination of an institution's membership, or upon the conclusion of the transition period provided in the Regulations for acquiring institutions to make application for membership in the Bank, the Bank will determine an orderly manner for liquidating all remaining outstanding indebtedness (including prepayment fees) owed by that member to the Bank, and settling all other claims against the member. After the expiration of any redemption notice periods required by this Capital Plan, the Bank will redeem any remaining Class B Stock in accordance with the provisions of this Capital Plan and applicable Finance Agency regulations. After all remaining obligations and claims have been extinguished or settled, the Bank will redeem the remaining shares of Class B Stock.
Nothing in this section will preclude the Bank from repurchasing any Excess Stock in accordance with the provisions of this Capital Plan prior to the expiration of the stock redemption notice periods, or redeeming Class B Stock in accordance with the provisions of this Capital Plan prior to the extinguishment or settlement of all obligations and claims against a member whose membership is being or has been terminated. However, in accordance with the Regulations and this Capital Plan, the Bank may not redeem or repurchase any Class B-2 Stock required to support advances or AMA in accordance with Section 4.2 of this Capital Plan until the respective advances or AMA have been repaid.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

6.	Retained Earnings Capital Plan Amendment

6.1	Retained Earnings Enhancement Implementation and Definitions

6.1.1	Implementation
The provisions of sections 6.1 through 6.4 shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between sections 6.1 through 6.4 and the remainder of this Capital Plan, the applicable terms of sections 6.1 through 6.4 shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

6.1.2	Definitions Applicable to Section 6 of this Capital Plan
As used in these sections 6.1 through 6.4, the following capitalized terms shall have the following meanings. Other capitalized terms used but not defined in these sections 6.1 through 6.4 shall have the meanings set forth in the Definition of Terms section just before section 1 of this Capital Plan.
Act means the Federal Home Loan Bank Act, as amended as of the Effective Date.
Adjustment to Prior Net Income means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.
Agreement means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.
Allocation Termination Date means the date the Bank’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section 6.4 of this Capital Plan.
Automatic Termination Event means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.
Automatic Termination Event Declaration Date means the date specified in section 6.4.1.1 or 6.4.1.2 of this Capital Plan.
Bank’s Total Consolidated Obligations means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

Declaration of Automatic Termination means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the Agreement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.
Dividend means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of capital stock.
Dividend Restriction Period means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).
Effective Date means February 28, 2011.
GAAP means accounting principles generally accepted in the United States as in effect from time to time.
FHLBank means a Federal Home Loan Bank chartered under the Act.
Interim Capital Plan Amendment Implementation Date means 31 days after the date by which the Finance Agency approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.
Net Loss means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.
Quarterly Net Income means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.
REFCORP Termination Date means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and section 21B(f) of the Act.
Regular Contribution Amount means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

Regulations mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.
Restricted Retained Earnings means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.
Restricted Retained Earnings Minimum (RREM) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.
Restriction Termination Date means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section 6.4 of this Capital Plan.
Retained Earnings means the retained earnings of an FHLBank calculated pursuant to GAAP.
Retained Earnings Capital Plan Amendment means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections 6.1 through 6.4 to this Capital Plan.
Special Contribution Amount means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.
Stockholder means: (i) an institution that has been approved for membership in the Bank, and has purchased capital stock in accordance with the Regulations; (ii) a former member of the Bank that continues to own capital stock; or (iii) a successor to an entity that was a member of the Bank that continues to own capital stock.
System Consolidated Obligation means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.
Total Capital means Retained Earnings, the amount paid-in for capital stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

6.2	Establishment of Restricted Retained Earnings
6.2.1     Segregation of Account.
No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.
6.2.2     Funding of Account.
6.2.2.1     Date on which Allocation Begins
The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.
6.2.2.2 Ongoing Allocation
During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under subsection 6.2.2.4 below, its Special Contribution Amount) to its Restricted Retained Earnings account.
6.2.2.3 Treatment of Quarterly Net Losses and Annual Net Losses
In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.
6.2.2.4 Funding at the Special Contribution Amount
If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 6.2.2.3(i) and (ii)(a) above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Contribution Amount; and (ii) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection 6.2.2.3(ii)(b). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (ii) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.
6.2.2.5 Release of Restricted Retained Earnings
If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 6.2.2.3 is not a reallocation).
6.2.2.6 No Effect on Rights of Shareholders as Owners of Retained Earnings
In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under section 6(h) of the Act.
6.3     Limitation on Dividends, Stock Purchase and Stock Redemption

6.3.1	General Rule on Dividends.
From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection 6.2.2.5, and further provided that a reduction in the Restricted Retained

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

Earnings account following a Net Loss pursuant to subsection 6.2.2.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

6.3.2	Limitation on Repurchase and Redemption.
From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the FHFA falls below the Bank’s aggregate paid-in amount of capital stock.
6.4     Termination of Retained Earnings Capital Plan Amendment Obligations
6.4.1     Notice of Automatic Termination Event.
6.4.1.1 Action by FHLBanks
If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, ‘prompt written notice’ means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.
If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection 6.4.1.3.
After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall also be deemed to occur (except as provided in subsection 6.4.1.3).
If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

6.4.1.2 Action by FHFA
The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 6.4.1.1.
If within 60 calendar days after the Bank delivers such request to the FHFA, or a similar request is delivered by another FHLBank pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 6.4.1.3). The date of such Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection 6.4.1.3) no matter on which day prior to the expiration of the 60 day calendar period the FHFA has provided its written determination.
If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection 6.4.1.3); provided, however, that the FHFA may make a written request for information from that FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.
If within 60 calendar days after that FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.
6.4.1.3 Proviso as to Occurrence of Automatic Termination Event Declaration Date
In no case under this subsection 6.4.1 may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

6.4.2	Notice of Voluntary Termination.
If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

6.4.3	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement.
6.4.3.1 Consequences of Voluntary Termination
In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date;

Federal Home Loan Bank of Dallas Capital Plan:
Amended December 3, 2014

and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.
6.4.3.2 Consequences of an Automatic Termination Event Declaration Date
If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.
6.4.4.4 Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment
Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 6.1 through 6.4 of this Capital Plan shall be deleted.